SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Danielle Lashley
PL Capital Defined Benefit Plan
Robin Lashley
                                            John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE PL CAPITAL GROUP

Election of PL Capital Principal John Palmer in Opposition to the Management of CFS Bancorp, Inc.

CFS BANCORP, INC. 2010 ANNUAL MEETING

Important Information

PL Capital, LLC and its affiliates identified below (the "PL Capital Group") filed their definitive proxy statement and form of **WHITE** proxy card with the Securities and Exchange Commission ("SEC") on March 22, 2010 in connection with the solicitation by the PL Capital Group of proxies to be voted in favor of the PL Capital Group's director nominee, John W. Palmer (the "PL Capital Nominee"), at CFS Bancorp, Inc.'s 2010 Annual Meeting of Shareholders. **Shareholders are urged to read the PL Capital Group's definitive proxy statement and WHITE proxy card because they contain important information about the PL Capital Group, the PL Capital Nominee, CFS Bancorp and related matters.** Shareholders may obtain a free copy of the definitive proxy statement and **WHITE** proxy card and other documents filed by the PL Capital Group with the SEC at the SEC's web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Information Regarding Participants in Solicitation

The PL Capital Group consists of the following persons who are participants in the solicitation from CFS Bancorp Inc.'s shareholders of proxies in favor of the PL Capital Nominee: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Danielle Lashley; Robin Lashley; PL Capital Defined Benefit Plan; John W. Palmer; Irving A. Smokler; and Red Rose Trading Estonia OU. Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp's common stock. **Information regarding the participants and their interests is contained in the definitive proxy statement filed by the PL Capital Group with the SEC in connection with CFS Bancorp's 2010 Annual Meeting of Shareholders.**

Why PL Capital is Pursuing This, and Our Objectives

We are pursuing the following objectives due to CFS Bancorp's weak historical financial performance (1998-2007), dismal recent financial performance (2008-09) and poor corporate governance:

Objective #1:

Elect PL Capital Principal John Palmer to Replace One Incumbent Director at the Annual Meeting on April 27, 2010

Objective #2:

Encourage the Board and Management to Take Appropriate Action to Improve Corporate Governance and Financial Performance

The PL Capital Group is the largest outside shareholder of CFS Bancorp, Inc. (9.9%). The PL Capital Group and its affiliates are dedicated solely to investments in the banking industry, with a focus on underperforming and undervalued banks and thrifts.

We are Pursuing One Board Seat at the CFS Bancorp, Inc. 2010 Annual Meeting Due to CFS Bancorp's:

- Weak Historical Financial Performance (1998-2007)
- Dismal Recent Financial Performance (2008-09)
- Poor Corporate Governance

Although our nominee would represent a small minority of the board, we believe his election would provide a strong signal to the current Board of Directors and management that the shareholders of CFS Bancorp, Inc. want a change in the financial performance, governance and direction of the Company.

CFS Bancorp's Financial Performance Has Been Weak Since Going Public in 1998 and Dismal More Recently

CFS BANCORP'S RETURN ON AVG. EQUITY (ROAE) SINCE GOING PUBLIC VS. THE SNL BANK AND THRIFT INDEX (1)



20.00%
15.00%
10.00%
5.00%
0.00%
-5.00%
-10.00%
SNL Bank And Thrift Index
CFS Bancorp
13.99%
17.41%
15.32%
13.19%
15.34%
16.82%
14.67%
15.09%
15.04%
8.67%
-2.81%
1.68%
1.85%
5.70%
5.34%
5.82%
4.30%
2.28%
-4.19%
3.45%
3.96%
5.78%
-8.93%
-0.48%
12/31/1998
12/31/1999
12/31/2000
12/31/2001
12/31/2002
12/31/2003
12/31/2004
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009

(Source: CFS Bancorp press releases, 10-Ks, 8-Ks, and SNL Financial LC)

(1)The SNL Bank and Thrift Index is compiled by SNL Financial LC which includes over 500 publicly traded banks and thrifts in the U.S., including CFS Bancorp, Inc. in each of the periods presented—this index covers almost all publicly traded banks and thrifts in the U.S., including banks and thrifts of various asset sizes, market caps and geographies)

CFS Bancorp Has Had Higher Than Average Non-Performing Assets for Years

CFS BANCORP'S NON-PERFORMING ASSETS TO TOTAL ASSETS RATIO VS. THE SNL BANK AND THRIFT INDEX(1)



Non-Performing Assets to Total Assets
CFS Bancorp
SNL Bank and Thrift Index
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
1.74%
2.22%
2.67%
5.16%
6.30%
0.28%
0.37%
0.71%
1.35%
2.28%
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009

(Source: CFS Bancorp press releases, 10-Ks, 8-Ks, and SNL Financial LC)
(1)The SNL Bank and Thrift Index is compiled by SNL Financial LC which includes over 500 publicly traded banks and thrifts in the U.S., including CFS Bancorp, Inc. in each of the periods presented—this index covers almost all publicly traded banks and thrifts in the U.S., including banks and thrifts of various asset sizes, market caps and geographies)

Despite A Weaker Economy and More Credit Issues CFS Bancorp's Loan Loss "Coverage" Ratio Has Declined

CFS BANCORP LOAN LOSS RESERVE TO NPAs (%) VS. THE SNL BANK AND THRIFT INDEX (1)



Loan Loss Reserves to NPAs
250%
200%
150%
100%
50%
0%
227%
161%
101%
96%
76%
61%
41%
27%
28%
29%
CFS Bancorp
SNL Bank and Thrift
12/31/2005
12/31/2006
12/31/2007
12/31/2008
12/31/2009

(Source: CFS Bancorp press releases, 10-Ks, 8-Ks, and SNL Financial LC)

(1)The SNL Bank and Thrift Index is compiled by SNL Financial LC which includes over 500 publicly traded banks and thrifts in the U.S., including CFS Bancorp, Inc. in each of the periods presented—this index covers almost all publicly traded banks and thrifts in the U.S., including banks and thrifts of various asset sizes, market caps and geographies)

The Stock Price, Down 78% in 3 Years Tells the Story



CFS Bancorp's
Stock Price
Dec. 31, 2006 through
Dec. 31, 2009
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
12/29/2006
03/29/2007
06/29/2007
09/29/2007
12/29/2007
03/29/2008
06/29/2008
09/29/2008
12/29/2008
03/29/2009
06/29/2009
09/29/2009
12/29/2009

Total Compensation and Payments to Chairman Prisby and His Family Remain High Despite Poor Financial Performance

This table describes the compensation of Chairman Prisby and amounts paid to his family over the past four years:

Year	Chairman Thomas Prisby's Total Comp.	Caprio-Prisby (son)	Michael Prisby (son)	Sandra Prisby (daughter)	TOTALS
2009	$557,682	$105,372	$209,613	$132,440	**$1,005,107**
2008	653,446	375,200	189,893	125,412	**1,343,951**
2007	579,085	120,304	158,685	N/A	**858,074**
2006	500,928	138,684	141,241	N/A	**780,853**
Total:	**$2,291,141**	**$739,560**	**$699,432**	**$257,852**	**$3,987,985**

The Company paid significant amounts to Caprio-Prisby Architectural Design, Inc., an architectural firm in Hinsdale, IL, at which Thomas Prisby's son is a principal (amounts include some amounts paid to 3rd parties).

The Company and the Bank also employ two of Mr. Prisby's adult children. In total, over just the past four years, the Company has paid nearly $1,700,000 to Chairman Prisby's family members and affiliated entities, while shareholders incurred declining operating results and decreased shareholder value.

Despite the dismal performance of the Company during the past five years, the compensation committee, on which director Frank Lester served from 2005 to 2009, increased Chairman Thomas Prisby's base salary by approximately 6%, while the stock price declined by approximately 77%.

Additionally, despite tough economic conditions and deteriorating Company results, shareholders have also continually paid for Mr. Prisby's country club and health club memberships and car allowance.

We have been told that the newest member of the compensation committee, Mr. Blaine, is a member of the same golf club as Mr. Prisby and Mr. Lester, and also has a winter home in Florida just a few miles from Mr. Prisby's beachfront condominium. Are they focused on golf and semi-retirement in FL or the Company?

The Compensation Committee (including Frank Lester) Inexplicably Paid Retention Bonuses in Early 2009

IN 2009 THE BOARD OF DIRECTORS PAID RETENTION BONUSES TO KEY EXECUTIVES:

Name	Retention Bonus Amount
Thomas Prisby	$154,400
Daryl Pomranke	$74,000
Charles Cole	$41,000
Dale Clapp	$27,000
Daniel Zimmer	$24,881

Source: CFS Bancorp proxy statement

The Company's stated goal in establishing this retention bonus program was to "retain key employees." Given the dismal financial performance of the Company, turmoil in the banking industry and the state of the economy with unemployment topping 10%, we are dumbfounded as to why the compensation committee, on which director nominee Frank Lester was then serving, felt it was necessary to pay $321,281 in retention bonuses.

WHAT WERE THEY THINKING?

In our view, given the performance of the Company in recent years, the board should have been looking to get refunds of prior years' bonuses paid to these executives, not paying these executives more! In addition, all of these executives already have employment contracts or change in control agreements which they would forfeit if they resigned voluntarily. We were pleased to see Thomas Prisby give back a portion (25%) of his bonus later in 2009 or 2010.

The Compensation Committee (including Frank Lester) Inexplicably Established a Bonus Program Which Could Have Rewarded Execs for Losing Money!

THE BOARD OF DIRECTORS ESTABLISHED AN EXECUTIVE BONUS PROGRAM THAT COULD HAVE PAID BONUSES EVEN IF THE COMPANY LOST MONEY!

Source: CFS Bancorp proxy statement

"Core" Diluted EPS Target	Bonus Payout (%) (pro-rated for EPS between the targets)
$(1.66)	0%
(0.01)	50%
0.20	100%
0.61	150%

While the targets and their relative weightings in the bonus calculation were different for each executive, the plan could have given out bonuses even if the Company lost money in 2009! In fact, under this plan as originally established, as long as the Company lost less than $(1.66) per share in 2009, the executives could earn a portion of their bonus!

While we are pleased that the Company ultimately determined not to pay any bonuses, we believe the Compensation Committee, on which Frank Lester was then serving, should never have established targets that could have resulted in bonuses for losing money.

We Believe CFS Bancorp's Corporate Governance Needs Improvement

We believe CFS Bancorp has significant room to improve its corporate governance:

- **Classified board**
- **No Cumulative Voting**
- **Combined roles of Chairman and CEO (Thomas Prisby)**
- **No Proxy Access**
- **No Majority Voting Policy**
- **Refused to Allow Questions From Shareholders at the 2009 Annual Meeting**
- **Changed its Mandatory Retirement Policy Seemingly to Benefit Incumbents Not to Improve its Corporate Governance**

➡ We believe these defensive measures only serve to entrench and protect the incumbent board and management team in spite of poor financial performance, lagging stock price and management compensation that does not appear to have resulted in improved performance.

Objective #1:
Elect PL Capital Principal John Palmer to Replace One Incumbent Director at the Annual Meeting on April 27, 2010

Although our nominee would represent a small minority of the board, we believe his election would provide a strong signal to the current Board of Directors that the shareholders of CFS Bancorp, Inc. want a change in the financial performance, governance and direction of the Company.

We Believe John Palmer's Experience and Expertise is Significant and Relevant, and Exceeds That of Frank Lester's

Experienced candidate with a focus on shareholder value for ALL shareholders

Relevant Experience and Professional Expertise:

- Principal and co-founder of PL Capital Group and each of its affiliates, an investment firm specializing solely in the banking industry, since 1995
- Former senior professional in the banking practice of KPMG from 1983 to 1996 (in both the auditing and corporate finance divisions of KPMG)
- While at KPMG, Mr. Palmer specialized as both an auditor of banks and a financial advisor to banks on their strategic options, including mergers, capital raising, capital allocation, etc.
- CPA since 1985 (licensed in Illinois)
- Knowledge of and experience in the local markets in which CFS Bancorp operates; resides in Naperville, IL
- Has over 25 years of direct experience analyzing bank operations and financial statements
- Qualifies as an audit committee "financial expert" as that term is defined by the Sarbanes-Oxley Act (neither of the Company's nominees have the qualifications to meet that distinction)

Bank and Financial Lender Board Experience:

- Former Chairman of the Board of Security Financial Bancorp, in St. John, Indiana, which operated in the same market area as CFS Bancorp until it was sold in 2004, at a substantial profit for its shareholders
- Former board member of Franklin Bancorp in Southfield, MI, where he served on the loan, strategic planning and audit committees--that bank was also sold at a substantial profit for its shareholders
- Formerly a board member of Clever Ideas-LeCard, Inc., a specialty finance lender based in Chicago

Objective #2:
Encourage the Board and Management to Take Appropriate Action to Improve Corporate Governance and Financial Performance

Although our nominee would represent a small minority of the board, we believe his election would provide a strong signal to the current Board of Directors and management that the shareholders of CFS Bancorp, Inc. want a change in the financial performance, governance and direction of the Company.

We Have an Incentive and Desire to Create Shareholder Value For All Shareholders

PL Capital Group and John Palmer have a substantial financial incentive to improve CFS Bancorp's financial performance and restore shareholder value

- The PL Capital Group is CFS Bancorp's largest outside shareholder (9.9%)

Current board of directors appear to need an injection of new blood

- Based on the track record of the CFS Bancorp board, we lack confidence in the ability of the current directors to take all actions necessary to improve corporate governance and financial performance for the benefit of ALL shareholders
- We believe that the actions taken by the CFS Bancorp board over the past five years expose a board and management team that appears reactive to problems rather than proactive in creating and unlocking shareholder value

Mr. Palmer's Plan - Corporate Governance

Mr. Palmer would encourage the board and management to focus on the following issues and more:

- Implement an enhanced Risk Management Process
- End all related party transactions and dealings
- Review and restructure all compensation plans and employment contracts to tie them to shareholder returns and positive financial performance (including claw back provisions)
- Severely limit retention bonuses
- Reassess all members of senior and middle management
- Institute minimum share ownership requirements for all senior management and Board members
- Call for an annual review of each director's performance
- Reassess key board committees and their leadership
- Reassess all relationships with professional services providers
- Improve the Company's relationship with its regulators by encouraging the management team and board to communicate with the regulators more proactively and frequently

Mr. Palmer's Plan - Corporate Governance (continued)

Mr. Palmer would encourage the board and management to focus on the following issues and more:

- Improve the Company's relationship with its retail and institutional shareholders by encouraging the management to allow an open forum for shareholders' questions and comments at Annual Meetings, attend and present at industry conferences, hold quarterly earnings conference calls, visit with key shareholders periodically, etc.
- A complete and unfettered examination of all strategic alternatives available to the Company.
- Engage an outside expert to take a fresh look at <u>all corporate governance policies and procedures such as:</u>
  - Allowing shareholders to call for special meetings
  - Eliminating charter provisions that entrench and protect incumbent board and management such as classified board and plurality voting
  - Instituting corporate governance practices that encourage board accountability to shareholder such as majority voting, proxy access and a separate Chairman and CEO
  - Opting out of the IN control share statute that limits ownership to 10% (its not just a vote sterilization issue, it's effectively a poison pill)

Mr. Palmer's Plan – Financial Performance

Mr. Palmer would encourage the board and management to focus on the following issues and more:

- Instill a sense of urgency and work ethic—**BANKING IS NOT ABOUT MAGIC FORMULAS, ITS BLOCKING AND TACKLING BY THE RIGHT MANAGEMENT TEAM AND STAFF**
- Assess if the appropriate management team is in place in the key areas (lending, credit administration, asset liability management, etc…) and seek stronger management where needed
- Reduce non-performing assets through strategic restructurings, aggressive loan workouts, loan or property sales, acquiring senior positions on key participations where warranted, charge-offs where needed. Undertake an enhanced loan review to ensure that existing reserves are adequate.
- Align compensation programs with performance and shareholders' interests
- Complete a thorough operational review of:
  - Major expenses
  - Minor expenses (including, car allowances, country club dues, etc.)
  - Branch profitability
  - Line of business profitability
  - Product profitability
  - Asset/Liability management and quality of the investment portfolio
  - Credit review (at origination and ongoing)
  - Organizational structure
- Develop a full understanding of the Company's market share opportunity and identify those areas that the Company could grow profitably and areas which may need to be cut

Conclusion

We do not believe the incumbent directors have earned the right to be re-elected.

We also believe the shareholders of CFS Bancorp would be better served by having John Palmer (CPA, 25+ years experience in the banking industry, prior bank board experience, prior experience as Chairman of a local Indiana bank, 9.9% share ownership, shareholder focused, corporate governance focused, no allegiance or social ties to the Prisby family or other board members, full time bank investor and analyst, lives in the Chicagoland market served by CFS Bancorp, etc.) as a board member instead of Frank Lester (incumbent during the period of significant problems at the Company, retired, former tank car industry executive with no banking experience except on CFS Bancorp's board, compensation committee member during the granting of excessive bonuses and salaries, etc.).